Exhibit 99.1

Xenith Bankshares, Inc. Announces Senior Term Loan

Credit Facility and Private Placement of Common Equity

Richmond, Va., Sept. 30, 2014 – Xenith Bankshares, Inc. (NASDAQ:XBKS), parent company of Xenith Bank, today announced the signing of a senior term loan credit agreement with a national bank providing for a senior unsecured term loan credit facility up to $15 million under which the company initially has borrowed $12 million. An additional $3 million is available for a one-year period under a delayed draw term loan commitment. The company also announced the issuance and sale in a private placement to two investors of an aggregate of 880,000 shares of the company’s common stock for $6.35 per share, resulting in total proceeds to the company of nearly $5.6 million. A substantial portion of the net proceeds from this senior term loan and private placement will be contributed to Xenith Bank to fund organic loan growth, continued investment in infrastructure and personnel and for other general corporate purposes.

“We are pleased to have added this combination of senior debt and common equity that provides additional growth capital to Xenith Bank. We believe that the sale of common equity at a modest premium to tangible book value combined with senior debt under competitive market terms, both provided by sophisticated parties, is an endorsement of the progress made by Xenith and its prospects for continued profitable growth,” said T. Gaylon Layfield, III, President and Chief Executive Officer of Xenith Bankshares.

“Additional capital will allow for both increased lending to our existing customers and the continued growth of the aggregate loan portfolio. In addition to facilitating our core lending business, we believe that this additional capital helps position Xenith to continue to take advantage of carefully selected merger and acquisition opportunities. Since inception, we have successfully managed four transactions, all of which have enhanced our franchise and contributed to our growth and profitability objectives,” Layfield added.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities of the company. The shares of common stock have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Xenith Bankshares, Inc.

Xenith Bankshares, Inc. is the holding company for Xenith Bank. Xenith Bank is a full-service, locally-managed commercial bank, specifically targeting the banking needs of middle market and small businesses, local real estate developers and investors, private banking clients, and select retail banking clients. As of June 30, 2014, the company had total assets of $883 million, loans net of allowances for loan and lease losses of $666 million, total deposits of $757 million and total shareholders’ equity of $99 million. Xenith Bank’s target markets are the Greater Washington, DC, Richmond, VA, and the Greater Hampton Roads, VA metropolitan statistical areas. The company is headquartered in Richmond, Virginia and currently has eight branch locations in Tysons Corner, Richmond, Suffolk, and Gloucester, Virginia. Xenith Bankshares common stock trades on the NASDAQ Capital Market under the symbol “XBKS.”

For more information about Xenith Bankshares and Xenith Bank, visit our website: https://www.xenithbank.com/.

All statements other than statements of historical facts contained in this press release are forward-looking statements. Forward-looking statements made in this press release reflect beliefs, assumptions and expectations of future events or results, taking into account the information currently available to Xenith Bankshares, Inc. These beliefs, assumptions and expectations may change as a result of many possible events, circumstances or factors, not all of which are currently known to Xenith Bankshares. If a change occurs, Xenith Bankshares’ business, financial condition, liquidity, results of operations and prospects may vary materially from those expressed in, or implied by, the forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by these forward-looking statements include the risks discussed in Xenith Bankshares’ public filings with the Securities and Exchange Commission (the “SEC”), including those outlined in Part I, Item 1A, “Risk Factors” of the Annual Report on Form 10-K for the year ended December 31, 2013, and under “Risk Factors” in Xenith Bankshares’ proxy statement/prospectus (Registration No. 333-195108) that was filed with the SEC on April 30, 2014 in connection with the merger of Colonial Virginia Bank with and into Xenith Bank. Except as required by applicable law or regulations, Xenith Bankshares does not undertake, and specifically disclaims any obligation, to update or revise any forward-looking statement.

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Contact:

Thomas W. Osgood

Executive Vice President and

Chief Financial Officer, Chief Administrative Officer

and Treasurer

(804)433-2209

tosgood@xenithbank.com